NationsBank Corporation and Subsidiaries                         Exhibit 12(a)
Ratio of Earnings to Fixed Charges
(Dollars in Millions)


                                          Nine Months                    Year ended December 31
                                             Ended
                                      September 30,1996    1995        1994       1993       1992       1991
Excluding Interest on Deposits

Income before taxes .....................   $  2,676    $  2,991    $  2,555    $  1,991    $  1,396    $    109

Equity in undistributed earnings
  of unconsolidated subsidiaries ........        (12)         (7)         (3)         (5)         (1)         (1)

Fixed charges:
     Interest expense (including
       capitalized interest) ............      3,156       4,480       2,896       1,421         916       1,291
     Amortization of debt discount and
       appropriate issuance costs .......         15          12           8           6           3           2
     1/3 of net rent expense ............         94         125         114          96          91          82
                                            ---------------------------------------------------------------------
        Total fixed charges .............      3,265       4,617       3,018       1,523       1,010       1,375

Earnings (excluding capitalized interest)   $  5,929    $  7,601    $  5,570    $  3,509    $  2,398    $  1,471
                                            ======================================================================

Fixed charges ...........................   $  3,265    $  4,617    $  3,018    $  1,523    $  1,010    $  1,375
                                            ======================================================================

Ratio of Earnings to Fixed Charges ......       1.82        1.65        1.85        2.30        2.38        1.07



Including Interest on Deposits

Income before taxes .....................   $  2,676    $  2,991    $  2,555    $  1,991    $  1,396    $    109

Equity in undistributed earnings
  of unconsolidated subsidiaries ........        (12)         (7)         (3)         (5)         (1)         (1)

Fixed charges:
     Interest expense (including
       capitalized interest) ............      5,684       7,761       5,310       3,570       3,688       5,611
     Amortization of debt discount and
       appropriate issuance costs .......         15          12           8           6           3           2
     1/3 of net rent expense ............         94         125         114          96          91          82
                                            ---------------------------------------------------------------------
        Total fixed charges .............      5,793       7,898       5,432       3,672       3,782       5,695

Earnings (excluding capitalized interest)   $  8,457    $ 10,882    $  7,984    $  5,658    $  5,170    $  5,791
                                            =====================================================================

Fixed charges ...........................   $  5,793    $  7,898    $  5,432    $  3,672    $  3,782    $  5,695
                                            =====================================================================

Ratio of Earnings to Fixed Charges ......       1.46        1.38        1.47        1.54        1.37        1.02



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